Exhibit 99.1

NEWS RELEASE

CSL010006

04/27/10

Carlisle Companies Reports a 106% Increase in Earnings Per Share from Continuing Operations for the First Quarter 2010

CHARLOTTE, NORTH CAROLINA, April 27, 2010 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $562.0 million for the quarter ended March 31, 2010, a 5.8% increase from net sales of $531.3 million in the first quarter of 2009.  The Interconnect Technologies segment’s acquisitions of Jerrik and Electronic Cable Specialists (ECS) and the Engineered Transportation Solutions segment’s acquisition of Japan Power Brake contributed $16.2 million in sales, or 3.0%, in the first quarter of 2010.  Organic sales increased by 1.9% from the prior year, with sales growth in the Construction Materials, Engineered Transportation Solutions and Interconnect Technologies segments.  The impact of foreign currency exchange rates on net sales was an increase of less than 1% in the first quarter of 2010.

Income from continuing operations increased 109% to $23.0 million, or $0.37 per diluted share, in the first quarter 2010 compared with $11.0 million, or $0.18 per diluted share, in the first quarter of 2009.  The increase in income was due to lower raw material costs, organic sales growth and efficiencies gained through the Carlisle Operating System.  Partially offsetting this increase was the negative impact of selling price decreases in the first quarter of 2010 as compared to the first quarter of 2009.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “We were pleased with our first quarter operating results.  We were able to grow income from continuing operations by 109% and improve year-over-year EBIT (Earnings Before Interest and Income Taxes) margins from 3.7% to 6.9%, an 86% increase. The improvement was driven by strong results in the Construction Materials, Interconnect Technologies and FoodService Products segments.

“We are continuing to make progress with the three previously announced tire and wheel consolidations within the Engineered Transportation Solutions segment.  We completed the California wheel plant consolidations in December of 2009.  We substantially completed the consolidation of our Buji and Meizhou, China tire plants, but have experienced some production inefficiencies which we expect to have resolved no later than the end of the third quarter of 2010.  Finally, we plan to complete the consolidation of the U.S. tire operations into the Jackson, Tennessee plant by the end of 2010.”

Roberts continued, “During the first quarter of 2010, we incurred company-wide consolidation and closure costs of $2.9 million.  We estimate an additional $17 million in related costs for the balance of 2010 which will negatively impact EBIT in the upcoming periods.  We expect to achieve company-wide savings of approximately $9 million in 2010 and an additional $14 million in 2011 from our consolidation efforts.”

Roberts concluded by stating, “Despite the strong first quarter, we remain cautious in our full-year outlook.  We are experiencing escalating raw material costs that are expected to negatively impact future quarters.  For the full-year 2010, we are planning for modest gains in revenue growth and EBIT margin improvement, aided by the continued implementation of the Carlisle Operating System.  Our balance sheet remains strong, allowing us to focus on growing sales through market expansion, new product development and bolt-on acquisitions.”

Segment Results

Construction Materials: First quarter 2010 net sales of $216.5 million increased by 4.3% from net sales of $207.6 million, while EBIT increased to $19.3 million from $5.4 million for the same period in 2009.   The increase in sales was primarily due to higher volume in the Company’s commercial reroofing and international markets, offset by selling price decreases and lower demand in the insulation product line.  EBIT margin increased significantly from 2.6% to 8.9% on lower raw material costs, higher sales volumes, efficiency gains from the Carlisle Operating System and improved overhead absorption as a result of higher production levels, partially offset by the impact of selling price decreases.

Engineered Transportation Solutions:  First quarter 2010 net sales of $212.1 million increased by 4.0% compared to net sales of $204.0 million, while EBIT decreased 16% to $13.6 million from $16.2 million for the same period in 2009.   Higher volume in the power sports and transmission belt product lines were partially offset by volume declines in the outdoor power equipment market.  An EBIT margin of 6.4% in the first quarter of 2010 declined from a margin of 7.9% in the first quarter of 2009, which included an insurance gain of $2.5 million.  EBIT in the first quarter of 2010 was negatively impacted by lower selling prices.  Plant restructuring expenses in the first quarter of 2010 of $2.3 million compared to restructuring expenses of $3.7 million in the first quarter of 2009.

Interconnect Technologies: First quarter 2010 net sales of $61.9 million increased by 41% from net sales of $43.9 million, and EBIT nearly doubled to $7.8 million from $4.0 million for the same period in 2009.   The acquisitions of Jerrik and ECS contributed $14.7 million, or 33%, to net sales in the current quarter.  Organic sales increased by 7.5% in the first quarter of 2010, primarily due to growth within the aerospace market of 16%.  The increase within the aerospace market was partially offset by a 25% sales decline in the test and measurement market reflecting lower sales volumes due to soft demand. EBIT margin increased to 12.6% in the first quarter 2010 from 9.1% in the first quarter 2009 as a result of the increase in organic sales volume and cost efficiencies driven by the Carlisle Operating System.

FoodService Products: First quarter 2010 net sales declined 3.2% to $56.8 million compared to net sales of $58.7 million, and EBIT increased by 59% to $6.5 million from $4.1 million for the same period in 2009.   Sales declines in the healthcare market were partially offset by increases in the foodservice and janitorial/sanitation product lines as well as strengthening sales from international customers.  Despite the sales decline, EBIT margin increased to 11.4% in the first quarter 2010 from 7.0% in the first quarter 2009.  The increase was due to a combination of efficiency gains from the Carlisle Operating System, lower raw materials costs and cost reductions from sourcing initiatives.

Specialty Products: First quarter 2010 net sales of $14.7 million decreased by 14% from net sales of $17.1 million, and EBIT loss was $0.2 million, compared to a loss of $2.6 million for the same period in 2009.  The decline in sales was attributable to lower demand and reduced selling prices in the specialized trailer business. The reduction in first quarter EBIT loss was primarily attributable to cost reduction efforts and a $1.1 million gain on the sale of the Company’s Brookville, Pennsylvania plant, which ceased operations in 2009.

 Discontinued Operations

Income from discontinued operations of $1.3 million for the first quarter 2010 compared with a loss of $4.4 million for the first quarter 2009.  During the first quarter of 2010, the Company recognized an after-tax gain of $1.3 million on the sale of real estate from its former on-highway friction and brake shoe business.  In the first quarter of 2010, the Company also sold its interest in the refrigerated truck bodies business for approximately book value.  During the first quarter of 2009, the Company made the decision to exit the on-highway friction and brake shoe business and incurred an after-tax loss of $3.7 million related to the dissolution of this business.

Net Income

Net income for the first quarter 2010 was $24.3 million, or $0.39 per diluted share, compared to net income of $6.6 million, or $0.11 per diluted share, for the first quarter 2009. 2010 net income was positively impacted by lower raw material costs, organic sales growth and efficiency gains from the Carlisle Operating System.

Cash Flow

Net cash used in operating activities of $16.9 million for the first quarter 2010 compared with cash provided by operations of $63.5 million for the first quarter 2009.  Cash used for working capital and other assets and liabilities of $56.7 million for 2010 compared with cash provided of $39.0 million in 2009.  The increase in cash used for working capital was primarily due to an increase in accounts receivable which reflected increased sales.  Capital expenditures of $8.4 million in 2010 compared with $10.3 million in 2009.

Conference Call and Webcast

The Company will discuss first quarter 2010 results on a conference call at 10:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investors/conference_call.html), or the taped call may be listened to shortly following the live call at the same website location.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, foodservice, aerospace, and test and measurement industries.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Consolidated Statements of Earnings

(In millions, except share and per share amounts)

(Unaudited)

	First Quarter
	2010	2009	% Change

Net sales	$562.0	$531.3	6%
Cost and expenses:
Cost of goods sold	448.4	438.8	2%
Selling and administrative expenses	72.3	69.1	5%
Research and development expenses	4.5	4.4	2%
Gain related to fire settlement	—	(2.5)	NM
Other (income) expense, net	(1.8)	2.1	NM

Earnings before interest and income taxes	38.6	19.4	99%
Interest expense, net	1.9	2.7	-30%

Earnings before income taxes	36.7	16.7	120%
Income tax expense	13.7	5.7	NM

Income from continuing operations, net of tax	23.0	11.0	109%

Income (loss) from discontinued operations, net of tax	1.3	(4.4)	NM

Net income	$24.3	$6.6	268%

Basic earnings (loss) per share (1)
Continuing operations	$0.38	$0.18	111%
Discontinued operations	0.02	(0.07)	NM
Basic earnings per share	$0.40	$0.11	264%

Diluted earnings (loss) per share (1)
Continuing operations	$0.37	$0.18	106%
Discontinued operations	0.02	(0.07)	NM
Diluted earnings per share	$0.39	$0.11	255%

Average shares outstanding - in thousands
Basic	60,706	60,568
Diluted	61,512	60,916

Dividends	$9.8	$9.5	3%
Dividends per share	$0.160	$0.155	3%

(1) Numerator for basic and diluted EPS calculated based on “two class” method of computing earnings per share:

Income from continuing operations	$22.8	$10.9
Net income	$24.0	$6.5

NM = Not Meaningful

* 2009 figures have been restated to reflect the reclassification of Power Transmission from discontinued operations to continuing operations and Johnson Truck Bodies as a discontinued operation.

CARLISLE COMPANIES INCORPORATED

Segment Financial Data

(In millions)

(Unaudited)

	First Quarter
	2010	2009	% Change
Net Sales

Construction Materials	$216.5	$207.6	4%
Engineered Transportation Solutions	212.1	204.0	4%
Interconnect Technologies	61.9	43.9	41%
FoodService Products	56.8	58.7	-3%
Specialty Products	14.7	17.1	-14%
Total Net Sales	$562.0	$531.3	6%

Earnings Before Interest and Income Taxes (EBIT)

Construction Materials	$19.3	$5.4	257%
Engineered Transportation Solutions	13.6	16.2	-16%
Interconnect Technologies	7.8	4.0	95%
FoodService Products	6.5	4.1	59%
Specialty Products	(0.2)	(2.6)	92%
Segment EBIT	47.0	27.1	73%
Corporate	(8.4)	(7.7)	-9%
Total EBIT	$38.6	$19.4	99%

EBIT Margins

Construction Materials	8.9%	2.6%
Engineered Transportation Solutions	6.4%	7.9%
Interconnect Technologies	12.6%	9.1%
FoodService Products	11.4%	7.0%
Specialty Products	-1.4%	-15.2%
Segment EBIT Margin	8.4%	5.1%
Corporate	-1.5%	-1.4%
Total EBIT Margin	6.9%	3.7%

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Balance Sheet

(In millions)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$86.6	$96.3
Receivables	350.2	292.5
Inventories	349.0	345.8
Prepaid expenses and other	67.2	65.2
Total current assets	853.0	799.8
Property, plant and equipment, net	468.1	482.6
Other assets	615.2	629.8
Non-current assets held for sale	1.9	1.9
Total Assets	$1,938.2	$1,914.1

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$0.4	$—
Accounts payable	153.0	135.7
Accrued expenses	151.1	165.4
Total current liabilities	304.5	301.1
Long-term debt	156.2	156.1
Other liabilities	242.3	238.3
Shareholders’ equity	1,235.2	1,218.6
Total Liabilities and Shareholders’ Equity	$1,938.2	$1,914.1

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31

(In millions)

(Unaudited)

	2010	2009
Operating activities
Net income	$24.3	$6.6
Reconciliation of net income to operating cash flows:
Depreciation and amortization	17.5	17.4
Non-cash compensation	3.6	3.3
Loss on writedown of assets	—	3.6
Gain on insurance recoveries	—	(2.5)
Deferred taxes	(1.1)	(3.2)
Gain on sale of investments, property and equipment, net	(3.8)	(1.2)
Change in working capital and other assets and liabilities	(56.7)	39.0
Other	(0.7)	0.5
Net cash (used in) provided by operating activities	(16.9)	63.5
Investing activities
Capital expenditures	(8.4)	(10.3)
Proceeds from investments and disposal of property and equipment	5.1	—
Proceeds from sale of business	20.3	—
Other	—	0.8
Net cash provided by (used in) investing activities	17.0	(9.5)
Financing activities
Net change in short-term debt and revolving credit lines	—	(26.9)
Dividends paid	(9.8)	(9.5)
Excess tax benefits on share-based compensation	0.4	(0.3)
Treasury shares and stock options, net	0.1	(0.5)
Net cash used in financing activities	(9.3)	(37.2)
Effect of exchange rate changes on cash	(0.5)	(0.2)
Change in cash and cash equivalents	(9.7)	16.6
Cash and cash equivalents
Beginning of period	96.3	42.7
End of period	$86.6	$59.3